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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/X/ CHECK THIS BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Ray L. O'Neal, Inc.                            NationsRent, Inc. ("NRI")                    Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
    3900 Race Street                              Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person, (Voluntary)        October 1998       ----        title ---       below)
                 (Street)                                                 ------------------                below)
    Fort Worth, Texas 76111                                               5. If Amendment,
---------------------------------------------                                Date of Original --------------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)

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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                      (Print or Type Response)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------
                                                                               Date    Expira-            Amount or
                                                  ---------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)   (D)      cisable Date               Shares
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Unsecured Convertible
Subordinated Promissory Note  $8.00    10/30/98     J(1)  V            (1)     10/23/98  10/23/04 Common Stock 5,312,500     J(1)
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Unsecured Convertible              0(1)                    (D)
Subordinated Promissory Note
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Explanation of Responses:
(1) On October 30, 1998, Ray L. O'Neal, Inc. distributed that certain Unsecured Convertible
    Subordinated Promissory Note, dated October 23, 1998, in the principal amount of $42,500,000 which it received from the Issuer in connection with the sale of substantially all its assets, to all of its shareholders.

                                                                                           Ray L. O'Neal, Inc.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.  /s/ Don R. O'Neal              11/2/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               ------------------------------- -------
                                                                                          **Signature of Reporting Person   Date
                                                                                          Don R. O'Neal, President

Note. File three copies of this form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 5 for procedure.
